Exhibit 1.1

Execution Version

McEwen Mining Inc.

4,000,000 Flow Through Shares of

Common Stock

(no par value per share)

Underwriting Agreement

December 19, 2017

Cantor Fitzgerald Canada Corporation

As representative of the several Underwriters

c/o Cantor Fitzgerald Canada Corporation
181 University Avenue, Suite 1500
Toronto, Ontario M5H 3M7

Ladies and Gentlemen:

McEwen Mining Inc., a corporation organized under the laws of the State of Colorado (the “Company”), proposes to sell to the underwriters listed on Schedule I hereto (the “Underwriters”),  an aggregate of 4,000,000 shares ( the “Shares”) of common stock, no par value per share (“Common Stock”), of the Company on a bought deal, private placement basis at a price of $3.22 (the “Subscription Price”) per Share (the “Offering”).

Cantor Fitzgerald Canada Corporation (“CFCC”) is acting as the sole book-running manager (the “Lead Manager”) in connection with the Offering contemplated herein.  Upon and subject to the terms and conditions set forth herein, the Underwriters hereby agree to purchase from the Company and, by the acceptance of this Underwriting Agreement (the “Agreement”), the Company agrees to sell to the Underwriters on the Closing Date all, but not less than all, of the Shares at the Subscription Price per Share on a private placement basis pursuant to exemptions from prospectus requirements of applicable Canadian Securities Laws (as defined below) and applicable U.S. securities laws.

It is understood that the Underwriters intend to arrange for substituted purchasers for the Shares (the “Substituted Purchasers”) in one or more of the provinces of Canada, except Québec (the “Canadian Jurisdictions”), subject to acceptance by the Company, acting reasonably, of the Subscription Agreements (as defined below), in which case the Company will sell such number of Shares to be purchased by such Substituted Purchasers directly to them and Underwriters’ obligation to purchase the Shares shall be ratably reduced (the purchaser, be it the Underwriters or the Substituted Purchasers, herein called the “Purchasers”).  Shares acquired by Substituted Purchasers shall be purchased under Subscription Agreements (as defined below). Where such Subscription Agreements are entered into by Underwriters on behalf of Substituted Purchasers, the Underwriters acknowledge and agree that they will have sufficient authority to execute the Subscription Agreements on such basis.

Certain terms used herein are defined in Section 20 hereof.

1.                                      Representations and Warranties.

The Company represents and warrants to, and agrees with, each Underwriter as set forth below in this Section 1:

(a)                                 The Company is not the subject of a cease trade order, management cease trade order, de-listing or any other order preventing or suspending trading of any securities of the Company issued by the Commission, Canadian Regulators, the New York Stock Exchange (the “NYSE”) or the Toronto Stock Exchange (the “TSX”), or any of them, and the Company is, to its knowledge, not aware of any such order being contemplated or threatened by the Commission, Canadian Regulators, the NYSE or the TSX, or any of them.

(b)                                 The Company is a reporting issuer, or the equivalent thereof, under the Canadian Securities Laws, is not in default of any requirement of the Canadian Securities Laws, and the Company is not included on a list of defaulting reporting issuers maintained by any of the Canadian Regulators that maintain such lists.

(c)                                  All disclosure and filings on the Public Record and fees required to be made and paid by the Company and its Subsidiaries pursuant to the Canadian Securities Laws and U.S. securities laws have been made and paid, and the Company has not filed any confidential material change reports. (i) No document contained in the Public Record contains a material misstatement or omission of a material fact, and (ii) all such documents complied to form in all material respects with applicable Canadian Securities Laws or applicable U.S. securities laws, provided that, in the case of both (i) and (ii), as at the date such documents were respectively filed in the Public Record (the “Public Record Qualification”). All references to the Public Record in this Agreement are subject to the Public Record Qualification.

(d)                                 Each of the Company and its Subsidiaries has been duly incorporated or organized, as the case may be, and is validly existing in good standing under the laws of the jurisdiction of its incorporation or organization with corporate power and authority to own or lease its assets, as the case may be, and to operate its properties and conduct its business as described in the Public Record, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification and in which the failure to qualify would have a Material Adverse Effect.

(e)                                  All outstanding shares of capital stock of each Subsidiary have been duly and validly authorized and issued and are fully paid and non-assessable, and all outstanding shares of capital stock of the Subsidiaries are owned by the Company, either directly or through wholly owned Subsidiaries, free and clear of any security interests, claims, liens or encumbrances, except as set forth in the Public Record. The outstanding shares of capital stock of each Subsidiary of the Company were issued in compliance with all applicable securities laws and in accordance with the organizing documents of each entity, as applicable, and were not issued in violation of any preemptive rights, resale rights, rights of first refusal or similar rights.

(f)                                   The Company’s authorized, issued and outstanding equity capitalization is as set forth in the Public Record (other than for issuances pursuant to this Agreement). The Common

Stock of the Company conforms in all material respects to the description thereof contained in the Public Record. The outstanding shares of Common Stock have been duly and validly authorized and issued and are fully paid and non-assessable and have been issued in compliance in all material respects with all applicable securities laws and in accordance with the Company’s organizing documents. None of the outstanding shares of Common Stock were issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company.  The Company has corporate power and authority to issue the Shares. The Shares being sold hereunder by the Company have been duly and validly authorized, and, when issued and delivered to and paid for by the Underwriters pursuant to this Agreement, will be fully paid and non-assessable and will not be issued in violation of any preemptive rights, resale rights, rights of first refusal or similar rights. The holders of outstanding shares of capital stock of the Company are not entitled to preemptive rights, resale rights, rights of first refusal or similar rights to subscribe for the Shares.

(g)                                  The Company and its Subsidiaries, taken as a whole, have not sustained since the date of the latest audited financial statements of the Company included in the Public Record any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Public Record; and, since the date of the last interim financial statements of the Company included in the Public Record, there has not been (i) any material increase or decrease in the capital stock or material increase in the long-term debt of the Company or its Subsidiaries, taken as a whole, (ii) any change, or any development involving a prospective change, in or affecting the earnings, business, properties, assets, liabilities, prospects, general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its Subsidiaries, whether or not arising from transactions in the ordinary course of business, taken as a whole, that could reasonably be expected to have a Material Adverse Effect, or (iii) any dividend or distribution of any kind declared, paid or made by the Company on any class of its share capital, except in each case as set forth in the Public Record.

(h)                                 Neither the Company nor any of its Subsidiaries is or, after giving effect to the Offering and the application of the proceeds thereof as described herein will be, an “investment company” or an entity “controlled” by an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(i)                                     No consent, approval, authorization, or filing with or order of any Governmental Authority is required in connection with the transactions contemplated herein, except (1) such as may be required under applicable U.S. federal and state securities laws or Canadian Securities Laws in connection with the distribution of the Shares, including the filing of a Form 45-106F1 and/or Form 45-106F6 pursuant to National Instrument 45-106, and (2) such as may be required by the NYSE and the TSX. No approval of the Company’s shareholders is required in connection with the transactions contemplated herein.

(j)                                    None of the issue and sale of the Shares, the execution and delivery by the Company of this Agreement or the Subscription Agreements and the consummation of any other of the transactions herein contemplated or the fulfillment of the terms hereof will conflict with, result in a breach or violation of, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries, pursuant to (1) the organizational documents of the Company or any of its Subsidiaries, (2) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its Subsidiaries is a party or bound or to which its or their property is subject, that individually or in the aggregate would have a Material Adverse Effect, (3) any statute, law, rule, or regulation, that individually or in the aggregate would have a Material Adverse Effect, or (4) any judgment, writ, injunction, ruling, order or decree of any Governmental Authority, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or any of its or their properties, that individually or in the aggregate would have a Material Adverse Effect.

(k)                                 The representations and warranties of the Company in the Subscription Agreements are true and correct.

(l)                                     The consolidated historical financial statements and notes and schedules thereto of the Company and its Subsidiaries included in the Public Record are all of the financial statements of the Company required to have been filed with the Canadian Regulators or with the Commission, and present fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the dates, for the periods indicated and on the basis stated therein, comply as to form with the applicable accounting requirements of the Act and the Exchange Act and have been prepared in all material respects in conformity with U.S. GAAP applied on a consistent basis throughout the periods involved (except as otherwise noted therein). The financial data contained in the Public Record is accurately and fairly presented and prepared on a basis consistent with the financial statements and books and records of the Company; and the Company and its Subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not described in the Public Record that would otherwise be required to be described therein; and all disclosures contained in the Public Record regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K promulgated under the Act and Exchange Act, to the extent applicable.

(m)                             No action, suit, investigation or proceeding by or before any Governmental Authority, domestic or foreign, involving the Company or any of its Subsidiaries or its or their property is pending or, to the knowledge of the Company, threatened, that could reasonably be expected to have a Material Adverse Effect, except as set forth in the Public Record. The aggregate of all pending legal, regulatory or governmental proceedings to which the Company or any Subsidiary is a party or of which any of their respective properties or assets is the subject that are not described in the Public Record, including ordinary routine litigation incidental to the business, could not reasonably be expected to have a Material Adverse Effect, and there are no current or pending audits or investigations, actions, suits or proceedings by or before any Governmental Authority that are required under the Exchange Act or Canadian Securities Laws to be described in the Public Record.

(n)                                 Each of the Company and each of its Subsidiaries, directly or indirectly, owns, leases or has other contractual rights to all such properties as are necessary to the conduct of its operations as presently conducted; the Company and its Subsidiaries have good and marketable title to all real property owned by them in fee simple, defensible title to all unpatented mining claims owned by them (subject, as applicable, to the paramount title of the U.S.), and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects of any kind (including mining, zoning, use or building code restrictions that would prohibit or prevent the continued effective ownership, leasing, licensing or use of such property in the business of the Company and its Subsidiaries) except (i) liens or encumbrances described in the Public Record, or (ii) such liens, encumbrances and defects as would not, individually or in the aggregate, have a Material Adverse Effect; and any real property and buildings held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries. Except as described in the Public Record, the Company and its Subsidiaries hold either freehold title, mining leases, mining concessions, mining claims or participating interests or other conventional property or proprietary interests or rights, recognized in the jurisdiction in which a particular property is located, in respect of the ore bodies and minerals located in properties in which the Company and its Subsidiaries have an interest as described in the Public Record under valid, subsisting and enforceable title documents or other recognized and enforceable agreements, contracts or instruments, sufficient to permit the Company or applicable Subsidiary to explore the minerals relating thereto. Except as described in the Public Record, all property, leases or claims in which the Company or any Subsidiary has an interest or right, have been validly located and recorded in accordance with all applicable laws and are valid and subsisting where the failure to be so would have a Material Adverse Effect. Except as described in the Public Record, the Company and its Subsidiaries have or reasonably anticipate receiving in due course all necessary surface rights, access rights and other necessary rights and interests relating to the properties in which the Company and its Subsidiaries have an interest as described in the Public Record granting the Company or applicable Subsidiary the right and ability to explore for minerals, ore and metals as are appropriate in view of the rights and interest therein of the Company or applicable Subsidiary, with only such exceptions as do not interfere with the use made by the Company or applicable Subsidiary of the rights or interest so held, and each of the proprietary interests or rights and each of the documents, contracts, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of the Company or a Subsidiary where the failure to be so would have a Material Adverse Effect. The Company is not aware of any reason that it is not or would not be entitled to do all of the exploration contemplated in the Public Record to be undertaken by 10393444 Canada Inc. and Lexam VG Gold Inc.

(o)                                 No relationship, direct or indirect, exists between or among the Company or any of its Subsidiaries, on the one hand, and the directors, officers, stockholders or affiliates of the Company or any of its Subsidiaries, on the other hand, that are required by the Exchange Act or applicable Canadian Securities Laws to be described in the Public Record that is not so described in the Public Record.

(p)                                 Neither the Company nor any Subsidiary of the Company is in violation or default of (1) any provision of its organizational documents, (2) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject, or (3) any statute, law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over the Company or such Subsidiary or any of its properties, as applicable, any of which defaults or violations described in clauses (2) and (3) will have, or after any required notice and passage of any applicable grace period, would have, a Material Adverse Effect.

(q)                                 KPMG LLP (Toronto, Canada), Ernst & Young LLP (Toronto, Canada) and Ernst & Young LLP (Argentina) (collectively, the “Accountants”) who have each audited or reviewed certain financial statements of the Company and its Subsidiaries and, if applicable, delivered their respective report with respect to the audited consolidated financial statements and schedules included in the Public Record, are and, during the periods covered by their report, were each independent registered public accounting firms with respect to the Company within the meaning of the Act and the Exchange Act and the applicable published rules and regulations thereunder, the rules of the Public Company Accounting Oversight Board (“PCAOB”). The Accountants are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X under the Act and is each a “registered public accounting firm” as defined by the PCAOB whose registration has not been suspended or revoked and who has not requested such registration to be withdrawn. To the Company’s knowledge, the Accountants are not in violation of the auditor independence requirements of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”), with respect to the Company.

(r)                                    Each of the Company and its Subsidiaries has filed all foreign, federal, state and local tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect), and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or would not have a Material Adverse Effect. The Company has made adequate charges, accruals and reserves in the applicable financial statements referred to in Section 1(l) above in respect of all federal, state, provincial and foreign income and franchise taxes for all periods as to which the tax liability of the Company or any of its Subsidiaries is being contested or have not otherwise been finally determined, except as would not reasonably be expected to have a Material Adverse Effect.

(s)                                   No labor problem or dispute with the employees of the Company or any of its Subsidiaries exists or, to the Company’s knowledge, is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or its Subsidiaries’ principal suppliers, contractors or customers, that would have a Material Adverse Effect.

(t)                                    The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged, other than as described in the Public

Record; there are no claims by the Company or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause, which would have a Material Adverse Effect; neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for; and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(u)                                 Except as set forth in the Public Record, all mining operations on the properties of the Company and its Subsidiaries have been conducted in all material respects in accordance with good mining and engineering practices and, in all material respects, all applicable workers’ compensation and health and safety and workplace laws, regulations and policies have been duly complied with.

(v)                                 No Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company.

(w)                               Except as set forth in the Public Record, the Company and its Subsidiaries possess all licenses, concessions, certificates, permits and other authorizations issued by the appropriate federal, state or foreign Governmental Authorities necessary to conduct their respective businesses (“Permits”) as presently conducted and except for those Permits the failure of which to possess would cause a Material Adverse Effect; the Company and its Subsidiaries have fulfilled and performed in all material respects all of their respective obligations with respect to such Permits, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such Permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as set forth in the Public Record. All Permits are valid and in full force and effect, except where the invalidity of such Permits or failure of such Permits to be in full force and effect would not have a Material Adverse Effect.

(x)                                 The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (1) transactions are executed in accordance with management’s general or specific authorizations; (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (3) access to assets is permitted only in accordance with management’s general or specific authorization; and (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s and its Subsidiaries’ internal controls over financial reporting are effective, and the Company and its Subsidiaries are not aware of any material weakness or unremediated significant deficiencies in their internal controls over financial reporting. The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15 and 15d-15(e) of the Exchange Act) that have been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. Since the date of the latest audited consolidated financial statements included in the Public Record, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of a date within 90 days prior to the filing date of the Form 10-K for the fiscal year most recently ended (such date, the “Evaluation Date”).  The Company presented in its Form 10-K for the financial year most recently ended the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date and the disclosure controls and procedures are effective.  Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Act) or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls.

(y)                                 Except as set forth in the Public Record, and except as would not reasonably be expected to result in a Material Adverse Effect, (1) the Company and its Subsidiaries are in compliance with any and all applicable foreign, federal, state, provincial and local laws and regulations relating to the protection of human health and safety (with respect to exposure to hazardous or toxic substances), the environment, hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); (2) the Company and its Subsidiaries have not received written notice of any actual or potential liability under any Environmental Laws. Except as set forth in the Public Record, and except as would not reasonably be expected to result in a Material Adverse Effect; (3) neither the Company nor any of its Subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any similar state or foreign Environmental Laws, or is subject to any pending or, to its knowledge, threatened proceeding in which a Governmental Authority is a party. The Company is not aware of any events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or Governmental Authority, against or affecting the Company or any of its Subsidiaries relating to any Environmental Laws, except as would not reasonably be expected to result in a Material Adverse Effect.

(z)                                  In the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Company and its Subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities of the Company and its Subsidiaries. On the basis of such review, the Company has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect, except as set forth in the Public Record.

(aa)                          Neither the Company nor any of its Subsidiaries has or maintains a “pension plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended).

(bb)                          There is and has been no failure on the part of the Company or, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of Sarbanes-Oxley, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(cc)                            The interactive data in eXtensible Business Reporting Language included in the Public Record fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(dd)                          Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Company and its Subsidiaries have conducted their businesses in compliance with the FCPA.

(ee)                            The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, domestic or foreign, (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(ff)                              Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries is currently (1) a person or entity designated by the U.S. Government as a Specially Designated National and Blocked Person (“SDN”) on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac, with which a person or entity subject to U.S. jurisdiction cannot deal or otherwise engage in business transactions or (2) owned or controlled by any person or entity identified in clause (1) above; and the Company will not use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(gg)                            The Company and its Subsidiaries own, possess, license or have other rights to use, all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of the Company’s business as now conducted or as proposed in the Public Record to be conducted, except as where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Public Record, (1) there are no rights of third parties to any such Intellectual Property that is owned exclusively by the Company or any of its Subsidiaries except such rights as may have been granted in the ordinary course of business; (2) to the Company’s knowledge, there is no material infringement by third parties of any such Intellectual Property; (3) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s rights in or to any such Intellectual Property; (4) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property; (5) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others that interferes with the issued or pending claims of any such Intellectual Property, except, in the cases of clauses (1) through (5) above, any right, infringement, action, suit, proceeding or claim would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries holds any U.S. or Canadian patents.

(hh)                          With respect to information set forth in the Public Record: (i) information relating to the Company’s estimates of mineral reserves and resources as at the date they were prepared has been reviewed and verified by the Company or independent consultants to the Company as being consistent with the Company’s mineral reserve and mineral resource estimates as at the date they were prepared; (ii) the mineral reserve and mineral resource estimated have been prepared in accordance with Industry Guide 7 under the Act and/or National Instrument 43-101 — Standards of Disclosure for Mineral Projects, as applicable, by or under the supervision of a “qualified person” as defined therein; and (iii) the methods used in estimating the Company’s mineral reserves and mineral resources are in accordance with accepted mineral reserve and mineral resource estimation practices.

(ii)                                  The Company has all corporate right, power and authority to execute and deliver this Agreement and the Subscription Agreements and to perform its obligations hereunder and thereunder; and all corporate action required to be taken by the Company for the due and proper authorization, execution and delivery by it of this Agreement, the Subscription Agreements and the consummation by it of the transactions contemplated hereby and thereby has been duly and validly taken. This Agreement and the Subscription Agreements has each been duly authorized, executed and delivered by the Company and this Agreement and the Subscription Agreements constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law.

(jj)                                Except as disclosed in the Public Record as at the date thereof, and except for options to acquire 4,971,563 shares of Common Stock, as of the date hereof, no person has any right, agreement, option, warrant or other rights to purchase, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, warrant or other rights to purchase, for the issue or allotment of any shares of the Company or any other agreement, option, warrant or other rights to purchase, for the issue or allotment of any shares of the Company or any other security convertible into or exchangeable for any such shares or to require the Company to purchase, redeem or otherwise acquire any of the issued and outstanding shares of the Company, as the case may be.

(kk)                          All statistical, market-related or forward-looking data or statements included in the Public Record (i) were so included by the Company in good faith and with reasonable basis after due consideration by the Company of the underlying assumptions, estimates and other applicable facts and circumstances and (ii) are accompanied by meaningful cautionary statements identifying those factors that could cause actual results to differ materially from those in such forward-looking statement. No such statements were made with the knowledge of an executive officer or director of the Company that any was false or misleading.

(ll)                                  The information contained in, related to or derived from (a)(i) the NI-43-101 Technical Report for the Palmarito Project, Sinaloa State, Mexico, dated December 15, 2008, and amended March 9, 2009, (ii) the Update of the Resource Estimate, Magistral Gold Project, Sinaloa, Mexico, dated June 18, 2009, (iii) the Initial Resource Estimate for the El Gallo Project, Sinaloa State, Mexico, dated August 17, 2010, (iv) the Resource Estimate for the El Gallo District, Sinaloa State, Mexico, dated December 23, 2010 and (v) the Preliminary Economic Assessment for the El Gallo District, Sinaloa State, Mexico, dated February 11, 2011, each prepared by Pincock, Allen & Holt, (b) the Technical Report on the Tonkin Project, dated May 16, 2008, prepared by Micon International, Ore Reserves Engineering and the Company (formerly, US Gold Corporation), and (c)(i) the NI 43-101 Preliminary Assessment of US Gold Corporation’s Gold Par Project, including Gold Pick, Gold Ridge, Cabin Creek and Hunter, Eureka County, Nevada, dated April 15, 2010, (ii) the NI 43-101 Technical Report for the Gold Pick Project, expanded to include the Cabin Cree and Hunter Resources, Eureka County, Nevada, dated May 5, 2009, (iii) the NI 43-101 Technical Report for the Limousine Butte Project, White Pine County, Nevada, dated July 1, 2009, (iv) the NI 43-101 Technical Report for the New Pass Project, Churchill County, Nevada, dated December 23, 2009, and (v) the Final NI 43-101 Technical Report for the Gold Pick Project, Gold Pick and Gold Ridge North, dated November, 2008, each prepared by Telesto Nevada Inc., (d)(i) NI 43-101 Technical Report on Resources and Reserves Gold Bar Project, Eureka County, Nevada, with an effective date of November 28, 2011 and a report date of February 24, 2012, (ii) NI 43-101Technical Report, Gold Bar Project Feasibility Study, Eureka County, Nevada with an effective date of September 19, 2015 and a report date of December 3, 2015, each prepared by SRK Consulting (U.S.) Inc., (e)(i) Technical Report on the San José Silver-Gold Mine, Santa Cruz, Argentina, with an effective date of December 31, 2013 and a report date of August 15, 2014, (ii) Technical Report on the San José Silver-Gold Mine, Santa Cruz, Argentina, with an effective date of December 31, 2012 and a report date of August 15, 2013, (iii) Technical Report on the San José Silver-Gold Mine, Santa Cruz, Argentina, with an effective date of December 31, 2011 and a report date of

August 15, 2012, each prepared by P&E Mining Consultants Inc., (f) NI 43-101 Technical Report Feasibility Study, Mocorito Municipality, Sinaloa, Mexico, with an effective date of September 10, 2012, prepared by M3 Engineering & Technology Corporation, (g) Updated Technical Report on the Tonkin Springs Gold Property, Nevada, U.S.A., dated June 30, 2006, prepared by Micon International, (h) Resource Estimate for the El Gallo Complex, Sinaloa State, Mexico, with an effective date of June 30, 2013 and a report date of August 30, 2013, prepared by McEwen Mining Inc., (i) Resource Estimate for the El Gallo Complex, Sinaloa State, Mexico, with an effective date of June 5, 2012 and a report date of July 18, 2012, prepared by Pincock, Allen & Holt and McEwen Mining Inc., and (j) the Technical Report-Preliminary Economic Assessment Update for the Los Azules Project, Argentina with an effective date of September 1, 2017 prepared by Hatch Ltd., is based on or derived from sources that the Company reasonably believes to be reliable and accurate in all material respects and represent its good faith estimate that is made on the basis of data derived from such sources, and the Company has obtained the written consent to the use of such data from such sources to the extent required.

(mm)                  The Common Stock, including the Shares, are duly listed, and admitted and authorized for trading, on the NYSE and the TSX subject, in the case of the Shares, (i) with respect to the NYSE, to official notice of issuance and (ii) with respect to the TSX, to the receipt of a conditional approval letter and satisfaction of customary conditions required by such exchange. The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act, delisting the Common Stock from either the NYSE or the TSX, nor has the Company received any notification that the Commission or either the NYSE or the TSX is contemplating terminating such registration or listing.  To the Company’s knowledge, it is in compliance with all applicable listing requirements of the NYSE and the TSX.

(nn)                          Except pursuant to this Agreement, neither the Company nor any of its Subsidiaries has incurred any liability for any finder’s or broker’s fee, agent’s commission or similar payments in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(oo)                          The Company has not relied upon the Underwriters or legal counsel for the Underwriters for any legal, tax or accounting advice in connection with the offering and sale of the Shares.

(pp)                          Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, nor, to the Company’s knowledge, any of their respective affiliate or controlling persons, have taken, directly or indirectly, without giving effect to activities of the Underwriters, any action designed to or that would reasonably be expected to cause or result in stabilization or manipulation of the price of the Shares or of any “reference security” (as defined in Rule 100 of Regulation M under the Exchange Act (“Regulation M”)) with respect to the Company’s Common Stock, whether to facilitate the sale or resale of the Shares,  or otherwise, and has taken no action which would directly or indirectly violate Regulation M.

(qq)                          There are no reports or information that in accordance with the Canadian Securities Laws must be made publicly available or filed in connection with the offering of the Shares that have not been made publicly available as required.

(rr)                                The Company is a “principal business corporation” as defined in subsection 66(15) of the Tax Act and a “mining exploration company” as defined in subsection 103(7) of the Taxation Act, 2007 (Ontario) and will continue to be a “principal business corporation” and a “mining exploration company” until such time as all of the Resource Expenses required to be renounced under the Subscription Agreements have been incurred and validly renounced pursuant to the Tax Act.

(ss)                              Except as a result of any agreement, arrangement, obligation or understanding to which the Company is not a party and of which it has no knowledge, upon issue, the Shares will be “flow-through shares” for the purposes of subsection 66(15) of the Tax Act and will not be “prescribed shares” for the purposes of section 6202.1 of the regulations to the Tax Act.

(tt)                                The Company has no reason to believe that it will be unable to incur, during the Expenditure Period, or that it will be unable to renounce to the Purchasers effective on or before December 31, 2017, Resource Expenses in an aggregate amount equal to the Commitment Amount, and the Company has no reason to expect any reduction of such amount by virtue of subsection 66(12.73) of the Tax Act.

(uu)                          The Company has not entered into any agreements or made any covenants with any parties with respect to the renunciation of CEE, which amounts have not been fully expended and renounced as required under such agreements or covenants.

(vv)                          The Company has not entered into any agreements or made any covenants with any parties that would restrict the Company from entering into the Subscription Agreement and agreeing to incur and renounce Resource Expenses during the Expenditure Period in accordance with the Subscription Agreements, nor that would require the prior renunciation to any other person of Resource Expenses prior to the renunciation of the aggregate amount paid for the Shares in favour of the Purchasers.

(ww)                      The issuance and sale by the Company of the Shares to the Purchasers in accordance with the terms of this Agreement are exempt from the prospectus requirements of applicable Canadian Securities Laws and U.S. securities laws and no documents are required to be filed, proceedings taken or approvals, permits, consents or authorizations obtained under the applicable Canadian Securities Laws or applicable U.S. securities laws to permit such issuance and sale other than as otherwise provided in this Agreement, including the requirement to file a report on Form 45-106F1 and/or Form 45-106F6 pursuant to National Instrument 45-106, together with the prescribed filing fee, within 10 days following the Closing Date.

(xx)                          No other documents will be required to be filed, proceedings, taken or approvals, permits, consents or authorizations obtained under the applicable Canadian Securities Laws in connection with the first trade of the Shares by the holders thereof, as the case may be, provided that a period of four (4) months and one (1) day has lapsed from the date of distribution of the Shares.

(yy)                          Neither the Company, any Subsidiary, nor any of the Company’s or any Subsidiary’s affiliates or any other person acting on the Company’s or any Subsidiary’s behalf, has directly or indirectly engaged in any form of general solicitation or general advertising with respect to the Shares, nor have any of such persons made any offers or sales of any security of the Company, any Subsidiary or any of the Company’s or any Subsidiary’s affiliates or solicited any offers to buy any security of the Company, any Subsidiary or any of the Company’s or any Subsidiary’s affiliates under circumstances that would require registration of the Shares under the Act or any other applicable U.S. securities laws or cause this offering of Shares to be integrated with any prior offering of securities of the Company or any Subsidiary for purposes of the Act in any manner that would affect the validity of the private placement exemption under the Securities Act for the offer and sale of the Shares hereunder.

(zz)                            Neither the Company nor its Subsidiaries or any affiliates, nor any person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Shares under the Act.

(aaa)                   Assuming the accuracy of the representations and warranties of the Purchasers contained in the Subscription Agreements, the issuance of the Shares are exempt from registration under the Act.

Any certificate signed by any officer of the Company and delivered to the Underwriters in connection with the offering of the Shares shall be deemed to be a representation and warranty by the Company, as to matters covered thereby, to each Underwriter.

The Company has a reasonable basis for making each of the representations set forth in this Section 1. The Company acknowledges that the Underwriters and, for purposes of the opinions to be delivered pursuant to Section 6 hereof, counsel to the Company, will rely upon the accuracy and truthfulness of the foregoing representations and hereby consents to such reliance.

1.1                               Follow-On Transactions.

(a)                                 Each of the Company and the Underwriters understands that following the Closing, some or all of the Shares may be donated by the Purchasers to one or more charities and subsequently may be sold to investors by the charity or charities (the “Follow-On Transactions”).

(b)                                 Each of the Company and the Underwriters acknowledge that the other has no knowledge of the Follow-On Transactions other than that they may or may not occur and that the Company and the Underwriters will have no involvement or participation in any Follow-On Transactions, other than to register any transfer of securities required as a result.

(c)                                  The Company and the Underwriters do not act, and will not purport to act, as agent or representative of the other in connection with any Follow-On Transaction and services or activities, if any, performed by the Company or the Underwriters in connection with any Follow-On Transaction are excluded from this Agreement. The consideration payable to the Underwriters hereunder is for the Underwriter’s services in respect of the Offering only. The parties further acknowledge that the Company is not entitled, and will not become entitled, to receive any consideration in respect of any Follow-On Transaction that might occur.

(d)                                 Without limiting any indemnification obligations contained herein, neither the Company or the Underwriters shall be liable or responsible for any breach of any covenant or representation given in this Agreement if the Shares are “prescribed shares” under subsection 6202.1(1) of the regulations to the Tax Act as a result of the Follow-On Transactions.

2.                                      Purchase and Sale.

(a)                                 Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Issuer agrees to sell to each Underwriter the Shares and each Underwriter agrees, severally and not jointly, to purchase from the Company the respective number of Shares set forth opposite such Underwriter’s name in Schedule I hereto. The Subscription Price per Share to be paid by the Underwriters to the Company shall be $3.22; and

(b)                                 In consideration of the services to be rendered by the Underwriters in connection with the offering of the Shares, the Company shall pay the Underwriters a cash commission equal to 4.0% of the aggregate gross proceeds of the sale of the Shares, including, for greater certainty, any Shares sold directly to Substituted Purchasers.

3.                                      Delivery and Payment. Delivery of and payment for the Shares shall be made at or about 8:30 A.M., New York City time, on December 19, 2017, or at such time on such later date not more than three Business Days after the foregoing date as the Lead Manager shall designate, which date and time may be postponed by agreement between the Lead Manager and the Company or as provided in Section 9 hereof (such date and time of delivery and payment for the Shares being herein called the “Closing Date”). Delivery of the Shares shall be made to the Underwriters for the respective accounts of each Underwriter against payment by each Underwriter of the respective aggregate purchase prices of the Shares being sold by the Company to or upon the order of the Company by wire transfer payable in same-day funds to the account specified by the Company. Delivery of the Shares shall be made either through one or more physical certificates or through the facilities of The Depository Trust Company unless the Lead Manager shall otherwise instruct.

4.                                      The Offering.

(a)                                 The Company understands that, although the offer to purchase the Shares is being made by the Underwriters as purchaser, the Underwriters will endeavor to arrange for Substituted Purchasers for the Shares in one or more of the Canadian Jurisdictions, subject to acceptance by the Company, acting reasonably, of the Subscription Agreements, with the effect that such Substituted Purchasers will be the initial purchasers of the applicable Shares. The Underwriters shall offer for sale and sell the Shares in accordance with the terms of this

Agreement, on a private placement basis pursuant to exemptions from the prospectus requirements of Canadian Securities Laws and Regulation S under the Act.

(b)                                 The Underwriters acknowledge that, subject to the conditions contained in Section 9 hereof being satisfied and subject to the rights of the Underwriters contained in this Agreement, the Underwriters shall become obligated to purchase or cause to be purchased all of the Shares. To the extent that Substituted Purchasers purchase Shares at the Closing, the Underwriters shall not be obligated to purchase the Shares so purchased by such Substituted Purchasers.

(c)                                  Neither the Company nor the Underwriters shall (i) provide to prospective purchasers of the Shares any document or other material that would constitute an offering memorandum or future oriented financial information within the meaning of Canadian Securities Laws, or (ii) engage in any form of general solicitation or general advertising in connection with the offer and sale of the Shares, including but not limited to, causing the sale of the Shares to be advertised in any newspaper, magazine, printed public media, printed media or similar medium of general and regular paid circulation, broadcast over radio, television or telecommunications, including electronic display, or conduct any seminar or meeting relating to the offer and sale of the Shares whose attendees have been invited by general solicitation or advertising.

(d)                                 The Shares shall have attached to them, whether through the electronic deposit system of CDS, an ownership statement issued under a direct registration system or other electronic book-entry system, or on certificates that may be issued, as applicable, any legends as may be prescribed by CDS in addition to the legends set out in the Subscription Agreements.

5.                                      Agreements.

The Company agrees with the Underwriters that:

(a)                                 it hereby agrees to incur (or be deemed to incur) Resource Expenses in an amount equal to the Commitment Amount on or before December 31, 2018 in accordance with the Subscription Agreements in respect of the Shares and agrees to renounce to the Purchasers, with an effective date no later than December 31, 2017, pursuant to subsections 66(12.6) and 66(12.66) of the Tax Act, Resource Expenses in an amount equal to the Commitment Amount;

(b)                                 it shall ensure that not less than 75% of the expenses that are renounced by the Company to each Purchaser qualify as ITC-eligible Expenditures.  The Company shall endeavor to qualify an amount greater than 75% of the expenses to be renounced to each Purchaser as ITC-eligible Expenditures in the event that it determines prior to March 31, 2018 that its exploration program will result in such greater amount of ITC-eligible Expenditures being incurred prior to December 31, 2018;

(c)                                  it shall file with the CRA, within the times prescribed by the Tax Act, all Prescribed Forms to renounce to the Purchasers Resource Expenses in an amount equal to the Commitment Amount with an effective date of no later than December 31, 2017, and provide each Purchaser with a copy of all such forms as are required to be provided thereto on a timely basis and in any event on or before March 31, 2018, such delivery constituting the authorization of the Company to the Purchaser to file such Prescribed Forms with the relevant taxation authorities;

(d)                                 the Company shall incur and renounce Resource Expenses pursuant to the Subscription Agreements pro rata by the number of Shares issued or to be issued pursuant thereto before incurring and renouncing CEE pursuant to any other agreement which the Company has entered into or may enter into with any person with respect to the issue of flow-through shares after the Closing Date.  The Company shall not, without the prior written consent of the Underwriters, enter into any other agreement which would prevent or restrict its ability to renounce Resource Expenses to the Purchasers in the amount of the Commitment Amount.  If the Company is required under the Tax Act to reduce Resource Expenses previously renounced to a Purchaser, such renunciation shall be made pro-rata by the number of Shares issued to each Purchaser on the Closing Date and shall not reduce Resource Expenses renounced to any Purchaser until it has first reduced to the extent possible all CEE renounced to persons under subscription and renunciation agreements for flow-through shares entered into after the Closing Date.  Such reduction shall be without any prejudice to any other rights the Purchasers or the Underwriters may have under this Agreement or the Subscription Agreements;

(e)                                  the expenses to be renounced by the Company to the Purchaser:

(i)                                   will constitute Resource Expenses on the effective date of renunciation;

(ii)                                will not include the amount of any assistance described in paragraph 66(12.6)(a), expenses that are “Canadian exploration and development overhead expenses” (as defined in the regulations to the Tax Act for purposes of paragraph 66(12.6)(b) of the Tax Act) of the Company, amounts which constitute specified expenses for seismic data described in paragraph 66(12.6)(b.1) of the Tax Act or any expenses for prepaid services or rent that do not qualify as outlays and expenses for the period as described in the definition of “expense” in subsection 66(15) of the Tax Act;

(iii)                             will not include any amount that has previously been renounced by the Company to the Purchaser or any other person;

(iv)                            would be deductible by the Company in computing its income for the purposes of Part I of the Tax Act but for the renunciation to the Purchaser; and

(v)                               will not be subject to any reduction under subsection 66(12.73) of the Tax Act;

(f)                                   it will not be subject to the provisions of subsection 66(12.67) of the Tax Act in a manner which impairs its ability to renounce Resource Expenses to the Purchasers in an amount equal to the Commitment Amount and the Company shall not reduce the amount renounced to the Purchasers pursuant to subsection 66(12.66) of the Tax Act;

(g)                                  if it receives, or becomes entitled to receive, any government assistance which is described in paragraph 66(12.6)(a) of the Tax Act and the receipt or entitlement to receive such government assistance has or will have the effect of reducing the amount of CEE validly renounced to the Purchasers to less than the Commitment Amount, the Company shall incur additional CEE so that it may renounce Resource Expenses in an amount not less than the Commitment Amount, and failing which the Company shall remit to the Purchasers the benefit of all amounts received or receivable in respect of such government assistance to the extent of such reduction;

(h)                                 it shall use the aggregate Commitment Amount received under all of the Subscription Agreements solely to incur “Canadian exploration expenses” (as defined in subsection 66.1(6) of the Tax Act) on the Company’s directly held mineral properties in Ontario, and in that regard shall have, prior to the Closing Date, entered into all farm-in or other agreements as are necessary to obtain a working interest in properties upon which such expenditures are made;

(i)                                     it shall be required to file, and will duly file, Canadian income tax returns for all taxation years of the Company, which include dates within the Expenditure Period;

(j)                                    it shall timely file with the CRA and any applicable provincial tax authority any return required to be filed under Part XII.6 of the Tax Act (or any corresponding provision of applicable provincial law) in respect of the particular year, and will pay any tax or other amount owing in respect of that return on a timely basis;

(k)                                 if it does not renounce to the Purchasers, effective on or before December 31, 2017, Resource Expenses equal to the Commitment Amount, and provided that the particular Purchaser is not in breach of any of its representations, warranties or covenants which would prevent the renunciation of such expenses, the Company shall indemnify and hold harmless the Purchaser and each of the partners thereof if the Purchaser is a partnership or a limited partnership (for the purposes of this paragraph, each an “Indemnified Person”) as to, and pay in settlement thereof to the Indemnified Person within 20 days of such failure to renounce, an amount equal to the amount of any tax (within the meaning of “excluded obligation” in paragraph 6202.1(5)(c) of the regulations to the Tax Act) payable under the Tax Act (and under any corresponding provincial legislation) by any Indemnified Person as a consequence of such failure.  If the amount renounced to a Purchaser under a Subscription Agreement is reduced pursuant to subsection 66(12.73) of the Tax Act, the Company shall indemnify and hold harmless each Indemnified Person as to, and pay in settlement thereof to, the Indemnified Person within 20 days of the date such amount is determined, an amount equal to the amount of any tax (within the meaning of “excluded obligation” in paragraph 6202.1(5)(c) of the regulations to the Tax Act) payable under the Tax Act (and under any corresponding provincial legislation) by the Indemnified Person as a consequence of such reduction.  For certainty, the foregoing indemnity shall have no force or effect to the extent that such indemnity would otherwise cause the Shares to be “prescribed shares” within the meaning of section 6202.1 of the regulations to the Tax Act;

(l)                                     it shall file with the CRA within the time prescribed by subsection 66(12.68) of the Tax Act, the forms prescribed for the purposes of such legislation together with a copy of the Subscription Agreement or any “selling instrument” contemplated by such legislation or by this Agreement, necessary to effectively renounce Resource Expenses equal to the Commitment Amount and shall forthwith following such filings provide to the Purchasers and the Underwriter a copy of such forms certified by two officers of the Company;

(m)                             it will maintain proper, complete and accurate accounting books and records relating to the Resource Expenses. The Company will retain all such books and records as may be required to support the renunciation of Resource Expenses contemplated by the Subscription Agreement;

(n)                                 it shall not enter into any other agreement which would prevent or restrict its ability to renounce Resource Expenses to the Purchasers in the amount of the Commitment Amount;

(o)                                 it shall perform and carry out all acts and things to be completed by it as provided in the Subscription Agreements;

(p)                                 if it amalgamates with any one or more companies, any shares issued to or held by the Purchasers as a replacement for the Shares as a result of such amalgamation will qualify, by virtue of subsection 87(4.4) of the Tax Act, as “flow through shares” and in particular will not be “prescribed shares” as defined in Section 6202.1 of the regulations to the Tax Act;

(q)                                 it will not knowingly renounce any Resource Expense to any trust, corporation or partnership with which the Company has a “prohibited relationship” as defined in subsection 66(12.671) of the Tax Act;

(r)                                    it will use its commercially reasonable efforts to list the Shares on the NYSE and the TSX, and during the period hereof until the date eighteen months from the date hereof, maintain the listing of the Common Stock, including the Shares listed on the NYSE, the TSX or another national stock exchange, and maintain its status as a “reporting issuer” under the applicable Canadian Securities Laws under which it currently is a reporting issuer (or the equivalent) in the Canadian Jurisdictions and Québec;

(s)                                   it will not without the prior written consent of the Lead Manager (such consent not to be unreasonably withheld), issue, offer, sell, contract to sell, pledge, or otherwise dispose of or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any affiliate of the Company, directly or indirectly, including the filing (or participation in the filing) of a registration statement or prospectus with the Commission or any Canadian Regulator or the Autorite des marches financiers in Quebec in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any other shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, such Common Stock, or publicly announce an intention to effect any such transaction, for a period of 90 days after the date of this Agreement, except that the Company may (i) file any registration statement on Form S-8 designed to register or replace any equity plan or arrangement described in the Public Record, (ii) issue and sell Common Stock or grant performance shares, stock appreciation rights, options or other equity-based awards pursuant to any employee stock option plan, stock ownership plan or dividend reinvestment plan of the Company in effect at the date of this Agreement and disclosed in the Public Record, (iii) issue Common Stock issuable upon the conversion of securities or the exercise of warrants or options outstanding at the date of this Agreement and disclosed in the Public Record, or (iv) issue Common Stock to a seller in connection with the acquisition by the Company of mineral properties or other entities engaged in the mining business (including, without limitation, pursuant to an option agreement, joint venture or asset purchase), provided that the aggregate number of shares of Common Stock issued in connection with such transactions shall not exceed 10% of the number of shares of Common Stock outstanding as of the Closing Date; provided, however, that, except in the circumstance of an unsolicited bid, any such securities issued may not be subsequently disposed of until 90 days after the date of this Agreement by any recipient of such shares who, subsequent to such transaction, beneficially owns more than 1% of the Common Stock outstanding as of the Closing Date.

(t)                                    it will execute and file with the Canadian Regulators, the Commission, the TSX and the NYSE all forms, notices and certificates required to be filed by the Company pursuant to Canadian Securities Laws, U.S. securities laws, and the policies of the TSX and the NYSE in the time required, including, for greater certainty, Form 45-106F1 and Form 45-106F6, as applicable, of National Instrument 45-106.

(u)                                 To the extent that the Company is required, it has, and will, comply with all applicable securities laws (including Canadian Securities Laws) and other applicable laws, rules and regulations, including, without limitation, Sarbanes-Oxley, and will use its best efforts to cause the Company’s directors and officers, in their capacities as such, to comply with such laws, rules and regulations, including, without limitation, the provisions of Sarbanes-Oxley.

(v)                                 The Company will pay at the time of closing on the Closing Date all reasonable costs and expenses incident to the performance of its obligations under this Agreement and the Subscription Agreements, including (i) the preparation and filing with the Commission or the Canadian Regulators, as the case may be, of any required filings, (ii) the preparation and delivery to the Underwriters of this Agreement and the Subscription Agreements, any Agreement among Underwriters and such other documents as may be required in connection with the Offering, purchase, sale, issuance or delivery of the Shares, (iii) the preparation, issuance and delivery of the certificates, as applicable, for any transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Shares to the Underwriters, (iv) the fees and disbursements of the Company’s legal counsel, accountants and other advisors, (v) the listing of the Shares on the NYSE and the TSX, including filing fees and all other correspondence, submissions and filings with the NYSE and the TSX (vi) the fees and expenses of any transfer agent or registrar for the Shares, and (viii) the Underwriters’ expenses as set forth in Section 7 hereof.

(w)                               The Company shall provide the Lead Manager with a draft of any press release to be issued in connection with the Offering for the Lead Manager’s review.

6.                                      Conditions to the Obligations of the Underwriters. The obligations of the Underwriters to purchase the Shares shall be subject to the accuracy of the representations and warranties on the part of the Company contained herein as of the Closing Date, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions:

(a)                                 The Underwriters shall have received confirmation from each of Polsinelli PC and Bennett Jones LLP that there are no claims to which its representation has been sought and that are outstanding in respect of the Company.

(b)                                 The Company shall have requested and caused each of Polsinelli PC, U.S. counsel for the Company, and Bennett Jones LLP, Canadian counsel for the Company, to have furnished to the Underwriters opinions, in form and substance satisfactory to the Lead Manager and its counsel, dated the Closing Date and addressed to the Underwriters relating to (i) customary corporate opinions in relation to the Company, 10393444 Canada Inc. and Lexam VG Gold Inc., and (ii) the Shares being “flow-through shares” that are not “prescribed shares” for the purposes of the flow-through share provisions of the Tax Act.

(c)                                  The Company shall have furnished to the Underwriters a certificate of the Company, signed by the Chief Executive Officer and the Chief Financial Officer of the Company or any other officers of the Company acceptable to the Lead Manager, in its discretion, dated the Closing Date to the effect that the signers of such certificate have carefully examined this Agreement and the Subscription Agreements and that:

(i)                                     the representations and warranties of the Company in this Agreement and the Subscription Agreements are true and correct as of the Closing Date, and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date; and

(ii)                                  since the date of the most recent financial statements included in the Public Record, there has been no Material Adverse Effect;

(d)                                 The Underwriters shall have received on and as of the Closing Date satisfactory evidence of the good standing of the Company and 10393444 Canada Inc. and Lexam VG Gold Inc. in its jurisdiction of organization in writing from the appropriate governmental authority of such jurisdiction.

(e)                                  Prior to, or on, the Closing Date the Company shall have furnished to the Underwriters such further information, certificates and documents as the Underwriters may reasonably request.

(f)                                   The Shares shall have been approved for listing on the NYSE and shall have been conditionally approved for listing, subject to the satisfaction of the customary conditions, on the TSX, subject only to official notice of issuance, and satisfactory evidence of such actions shall have been provided to the Underwriters.

(g)                                  The Company represents and covenants that it will only use proceeds of the Offering as agreed to herein and it will not, directly or indirectly, use the proceeds of the Offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person:

(i)                                    to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, the “Sanctions”); or

(ii)                                 in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the Offering, whether as underwriter, advisor, investor or otherwise).

The Company represents and covenants that for the past five (5) years, it has not knowingly engaged in, is not now knowingly engaging in, and will not engage in, and will use its best efforts to cause its directors, officers and key personnel not to engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(h)                                 The Company shall not invest or otherwise use the proceeds received by the Company from its sale of the Shares in such a manner as would require the Company to register as an investment company under the Investment Company Act.

(i)                                     At the Execution Time, the Company shall have furnished to the Lead Manager a letter substantially in the form of Exhibit B to this Agreement from each officer and director of the Company.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Lead Manager and counsel for the Underwriters, this Agreement and all obligations of the Underwriters hereunder may be canceled at, or at any time prior to, the Closing Date by the Lead Manager. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 shall be delivered at the office of Borden Ladner Gervais LLP, Canadian counsel for the Underwriters, at 3400 East Tower, Bay Adelaide Centre, 22 Adelaide Street West, Toronto, Ontario, M5H 4E3, on the Closing Date.

7.                                      Reimbursement of Underwriters’ Expenses. Whether or not the transactions contemplated herein shall be completed, the Company shall reimburse the Underwriters on demand for all documented out-of-pocket costs and expenses (including reasonable fees of U.S. and Canadian legal counsel in an amount not to exceed US$40,000, excluding taxes and disbursements) that shall have been incurred by them in connection with the proposed purchase and sale of the Shares.

8.                                      Indemnification and Contribution.

(a)                                 The Company agrees to indemnify and hold harmless the Underwriters to the fullest extent permitted by law, from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, and other liabilities (collectively, “Liabilities”), and will fully reimburse the Underwriters for any and all fees, costs, expenses and disbursements (collectively, “Expenses”), as and when incurred, of investigating, preparing or defending any claim, action, suit, proceeding or investigation, whether or not in connection with pending or threatened litigation or arbitration, and whether or not any Underwriter is a party (collectively, “Actions”) (including any and all legal and other Expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), arising out of or in connection with advice or services rendered or to be rendered by any Underwriter pursuant to this Agreement, the transactions contemplated thereby or any Underwriter’s actions or inactions in connection with any such advice, services or transactions; provided, however, such indemnity agreement shall not apply to any portion of any such Liability or Expense that is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of CFCC.

(b)                                 The indemnification provisions in this section 8 shall be in addition to any liability which the Company may otherwise have and shall extend to the respective affiliated entities, directors, officers, employees and controlling persons (within the meaning of Canadian securities laws) of each of the Underwriters.

(c)                                  If any Action is commenced as to which any Underwriter proposes to demand indemnification hereunder, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Underwriter to notify the Company shall not relieve the Company from its obligations hereunder.  The Underwriters shall have the right to retain counsel of their own choice to represent them collectively, and the Company shall pay the Expenses of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company.  The Company shall be liable for any settlement of any claim against an Underwriter made with the Company’s written consent, which consent shall not be unreasonably withheld.  The Company shall not, without the prior written consent of CFCC, settle or compromise any claim, or permit a default or consent to the entry of any judgment, in any Action in respect of which indemnification may be sought hereunder.

(d)                                 In order to provide for just and equitable contribution, if a claim for indemnification pursuant to the indemnification provisions in this section 8 is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and the Underwriters, on the other hand, shall contribute to the Liabilities and Expenses to which the indemnified persons may be subject in accordance with the relative benefits received by the

Company, on the one hand, and the Underwriters, on the other hand, and also the relative fault of the Company, on the one hand, and the Underwriters, on the other hand, in connection with the statements, acts or omissions which resulted in such Liabilities and Expenses.

(e)                                  The Company agrees for purposes of paragraph (d) that the relative benefits to the Company and the Underwriters of any contemplated Offering (whether or not consummated) shall be deemed to be in the same proportion as the total value paid or issued or contemplated to be paid or issued to or by the Company or its security holders or subsidiaries in connection with such Offering bears to the fees paid or payable to the Underwriters under this Agreement. Notwithstanding the foregoing, no Underwriter shall be obligated to contribute any amount pursuant to this section 8 that exceeds the amount of fees previously received by such Underwriter pursuant to this Agreement.

9.                                      Default by an Underwriter.

(a)                                 If any Underwriter or Underwriters shall default in its or their obligation to purchase Shares hereunder, and if the Shares with respect to which such default relates (the “Default Securities”) do not (after giving effect to arrangements, if any, made by the Lead Manager pursuant to subsection (b) below) exceed in the aggregate 10% of the number of Shares, each non-defaulting Underwriter, acting severally and not jointly, agrees to purchase from the Company that number of Default Securities that bears the same proportion of the total number of Default Securities then being purchased as the number of Shares set forth opposite the name of such non-defaulting Underwriter in Schedule I hereto bears to the aggregate number of Shares set forth opposite the names of the non-defaulting Underwriters, subject, however, to such adjustments to eliminate fractional Shares as the Lead Manager in its sole discretion shall make.

(b)                                 In the event that the aggregate number of Default Securities exceeds 10% of the number of Shares, the Lead Manager may in its discretion arrange for itself or for another party or parties (including any non-defaulting Underwriter or Underwriters who so agree) to purchase the Default Securities on the terms contained herein. In the event that within five calendar days after such a default the Lead Manager does not arrange for the purchase of the Default Securities as provided in this Section 9, this Agreement shall thereupon terminate, without liability on the part of the Company with respect thereto (except in each case as provided in Sections  8 and 11) or the non-defaulting Underwriters, but nothing in this Agreement shall relieve a defaulting Underwriter or Underwriters of its or their liability, if any, to the other Underwriters and the Company for damages occasioned by its or their default hereunder.

(c)                                  In the event that any Default Securities are to be purchased by the non-defaulting Underwriters, or are to be purchased by another party or parties as aforesaid, the Lead Manager or the Company shall have the right to postpone the Closing Date for a period, not exceeding five Business Days, in order to effect whatever changes may thereby be made necessary in any documents and arrangements. The term “Underwriter” as used in this Agreement shall include any party substituted under this Section 9 with like effect as if it had originally been a party to this Agreement with respect to such Shares.

10.                               Termination.

(a)                                 This Agreement shall be subject to termination in the absolute discretion of the Lead Manager, by notice given to the Company prior to delivery of and payment for the Shares, if at any time prior to such time (a) trading or quotation in any of the Company’s Common Stock shall have been suspended or limited by the Commission, the NYSE or the TSX or trading in securities generally on the NYSE or the TSX shall have been suspended or limited or minimum prices shall have been established on such exchange, (b) a general banking moratorium shall have been declared by Canadian or U.S. federal, New York State or Ontario provincial authorities, (c) there shall have occurred any outbreak or escalation of national or international hostilities, or a declaration by the U.S. or Canada of a national emergency or war, major terrorist attack in a world commercial financial center, or other calamity or crisis, including a health epidemic, the effect of which on financial markets is such as to make it, in the sole judgment of the Lead Manager, impracticable or inadvisable to proceed with the Offering or delivery of the Shares as contemplated herein, (d) in the judgment of the Lead Manager there shall have occurred any Material Adverse Effect, or (e) the Company shall have sustained a loss by strike, fire, flood, earthquake, accident or other calamity of such character as in the judgment of the Lead Manager may interfere materially with the conduct of the business and operations of the Company regardless of whether or not such loss shall have been insured.

(b)                                 The rights of termination contained in Section 10(a) may be exercised by the Lead Manager and are in addition to any other rights or remedies any of the Underwriters may have in respect of any default, act or failure to act or non-compliance by the Company in respect of any of the matters contemplated by this Agreement or otherwise. In the event of any such termination, there shall be no further liability on the part of the Underwriters to the Company or on the part of the Company to the Underwriters, except that the Company shall be obligated to reimburse the expenses of the Underwriters and except in respect of any liability which may have arisen prior to or arise after such termination under Sections 8 and 14.

11.                               Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers or its directors and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or the Company or any of the affiliates, officers, directors, employees, agents or controlling persons referred to in Section 8 hereof, and will survive delivery of and payment for the Shares. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

12.                               Notices. All communications hereunder will be in writing and effective only on receipt, and:

(a)                                 if sent to the Underwriters, will be mailed, delivered or telefaxed to Cantor Fitzgerald Canada Corporation, 181 University Avenue, Suite 1500, Toronto, Ontario, Canada M5H 3M7, attention: Graham Moylan (fax no.: (416) 350-2985), with a copy (which shall not constitute notice) to Borden Ladner Gervais LLP, Canadian counsel for the Underwriters, at 3400 East Tower, Bay Adelaide Centre, 22 Adelaide Street West, Toronto, Ontario, Canada M5H 4E3, attention: Mark

Wheeler (fax no.: (416) 367-6749) and Cooley LLP, U.S. counsel for the Underwriters, at 1114 Avenue of the Americas, New York, NY 10036, attention: Daniel I. Goldberg (fax no. (212) 479-6275);

(b)                                 or, if sent to the Company, will be mailed, delivered or telefaxed to 150 King Street West Suite 2800, Toronto, Ontario, Canada M5H 1J9, attention: Rob McEwen (fax no.: (647) 258-0408), with a copy (which shall not constitute notice) to Polsinelli PC, 1401 Lawrence Street, Suite 2300, Denver, Colorado 80202, attention: David Babiarz (fax no.: (303) 572-7883) and to Bennett Jones LLP, 3400 One First Canadian Place, Toronto, Ontario, Canada M5X 1A4, Attention: Michael Melanson (fax no.: (416) 863-1716).

13.                               Successors, Assignments and Third Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and the affiliates, officers, directors, employees, agents and controlling persons referred to in Section 8 hereof, to the extent set forth in Section 8 hereof, and no other person will have any right or obligation hereunder.

14.                               Severability. The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

15.                               Governing Law Provisions. This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to the conflicts of laws principles thereof. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the courts of the Province of Ontario (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

16.                               Waiver of Jury Trial.  Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

17.                               Counterparts. This Agreement may be signed in one or more counterparts, including by facsimile or other electronic means, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

18.                               Headings. The section, schedule and exhibit headings used herein are for convenience only and shall not affect the construction hereof.

19.                               Currency. All references in this Agreement to “Dollars” and “$” mean Canadian dollars, unless otherwise specified.

20.                               Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in Toronto.

“Canadian Exploration Expense” or “CEE” means the expenses described in paragraph (f) of the definition of “Canadian exploration expense” in subsection 66.1(6) of the Tax Act or that would be described in paragraph (h) of that definition if the reference therein to “paragraphs (a) to (d) and (f) to (g.4)” were a reference to “paragraph (f)”, excluding Canadian exploration expenses to the extent of the amount of any assistance described in paragraph 66(12.6)(a) of the Tax Act, amounts which are prescribed to constitute “Canadian exploration and development overhead expense” for purposes of paragraph 66(12.6)(b) of the Tax Act, any expenditures described in paragraph 66(12.6)(b.1) of the Tax Act, and any expenses for prepaid services or rent that do not qualify as outlays and expenses for the period as described in the definition of “expense” in subsection 66(15) of the Tax Act.

“Canadian Jurisdictions” means all of the provinces of Canada, except Québec.

“Canadian Regulators” means the securities regulatory authorities of the Canadian Jurisdictions.

“Canadian Securities Laws” means the securities acts or similar statues of the Canadian Jurisdictions and all applicable regulations, rules, policy statements, national instruments, notices and blanket orders or rulings thereunder.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Commitment Amount” means the aggregate amount paid for the Shares on the Closing Date.

“Eligible Ontario Exploration Expenditures” means “eligible Ontario exploration expenditures” within the meaning of the Taxation Act, 2007 (Ontario).

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Expenditure Period” means the period commencing on the Closing Date and ending on December 31, 2018.

“Flow Through Mining Expenditure” means an expense which will, once renounced to the Underwriter or a Substituted Purchaser, be a “flow-through mining expenditure” (as defined in subsection 127(9) of the Tax Act) of the Purchaser or, where the Purchaser is a partnership, of the partners of the Purchaser to the extent of their respective shares of the expense so renounced.

“Follow-On Transactions” has the meaning ascribed to such term in Section 1.1(a) hereof.

“Governmental Authority” means (i) any federal, provincial, state, local, municipal, national or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (ii) any self-regulatory organization; or (iii) any political subdivision of any of the foregoing.

“ITC-eligible Expenditures” means expenditures that qualify as Flow-Through Mining Expenditures and as Eligible Ontario Exploration Expenditures.

“Material Adverse Effect” shall mean any event or occurrence that (i) is reasonably likely to be expected to have a material adverse effect on the performance of this Agreement or the consummation of any of the transactions contemplated hereby, in each case, on a timely basis; or (ii) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business, assets, liabilities (contingent or otherwise) or properties of the Company and its Subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business.

“Prescribed Forms” means the forms prescribed from time to time under subsection 66(12.7) of the Tax Act or to be filed by the Company within the prescribed times renouncing to the Purchasers, as applicable, of the Shares the Resource Expenses incurred (or deemed to be incurred) pursuant to the Subscription Agreement and all parts or copies of such forms required by CRA to be delivered to the Purchasers, as applicable.

“Public Record” means all documents filed by the Company with the securities commissions in Canada under applicable Canadian Securities Laws or with the Commission since January 1, 2017.

“Public Record Qualification” has the meaning ascribed to such term in Section 1(c) hereof.

“Resource Expense” means expenses which are CEE, at least 75% of which shall also qualify as Flow-Through Mining Expenditures and Eligible Ontario Exploration Expenditures, and that are incurred (or deemed to be incurred) during the Expenditure Period which may be renounced by the Company pursuant to subsections 66(12.6) or (12.66) of the Tax Act with an effective date not later than December 31, 2017 and in respect of which, but for the renunciation, the Company would be entitled to a deduction from income for income tax purposes.

“Subscription Agreements” means the agreements entered into by each Substituted Purchaser for  Shares and the Company in respect of the subscription for Shares in the form and on terms and conditions satisfactory to each of the Company and Underwriters, each acting reasonably.

“Subsidiary” shall mean each “significant subsidiary” of the Company as defined in Rule 405 under the Act, as listed on Exhibit C attached hereto.

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended, reenacted or replaced from time to time, including all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and assumes that all such tax proposals will be enacted in the form proposed.

“U.S.” means the United States of America.

21.                               Construction.

(a)                                 Words defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(b)                                 the words “hereof,” “hereto,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c)                                  wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(d)                                 references herein to any gender shall include each other gender;

(e)                                  references herein to any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority shall be deemed to refer to such law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder; and

(f)                                   if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

22.                               Arm’s Length Transaction. The Company acknowledges and agrees that the Underwriters are acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the Offering (including in connection with determining the terms of the Offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person.

Additionally, no Underwriters are advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Company with respect thereto. Any review by the Underwriters of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Company. The Company further acknowledges and agrees that it is aware that the Underwriters and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and the Underwriters and their affiliates have no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship or otherwise. The Company hereby waives, to the fullest extent permitted by law, any claims it may have against the Underwriters or their affiliates for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the sale of the Shares under this Agreement and agrees that the Underwriters or their affiliates shall not have any liability (whether direct or indirect, in contract, tort or otherwise) to it in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on its behalf or in right of it or the Company, employees or creditors of Company, other than in respect of the Underwriters’ obligations under this Agreement.

This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriters, or any of them, with respect to the subject matter hereof.

[Signature page follows]

If the foregoing is in accordance with the Company’s understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and the Company’s acceptance shall represent a binding agreement between the Company and the several Underwriters.

Very truly yours,

MCEWEN MINING INC.

By:	/s/ “Andrew Elinesky”
	Name:	Andrew Elinesky
	Title:	Chief Financial Officer

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

CANTOR FITZGERALD CANADA CORPORATION

By:	/s/ “Christopher Craib”
	Name:	Christopher Craib
	Title:	President & Chief Financial Officer

[Signature page to McEwen Mining Inc. Underwriting Agreement]

SCHEDULE I

Underwriters	Number of Shares to be Purchased
Cantor Fitzgerald Canada Corporation	3,000,000
BMO Nesbitt Burns Inc.	400,000
H.C. Wainwright & Co. LLC	400,000
GMP Securities L.P.	200,000

Total	4,000,000

EXHIBIT B

Form of Lock-Up Agreement

Lock-Up Agreement

December [•], 2017

Cantor Fitzgerald Canada Corporation
181 University Avenue, Suite 1500
Toronto, Ontario M5H 3M7

Ladies and Gentlemen:

This agreement (“Lock-Up Agreement”) is being delivered to you in connection with the underwriting agreement (the “Underwriting Agreement”) entered into by McEwen Mining Inc., a Colorado corporation (the “Company”), and you with respect to the offering (the “Offering”) of common stock, no par value per share, of the Company (the “Common Stock”). Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Underwriting Agreement.

The execution and delivery by the undersigned of this Lock-Up Agreement is a condition to the closing of the Offering. In consideration of the closing of the Offering and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees that, for a period (the “Lock-Up Period”) beginning on the date hereof and ending on, and including, the date that is 90 days after the date of the underwriting agreement relating to the Offering, the undersigned will not, without the prior written consent of Cantor Fitzgerald Canada Corporation (i) offer, sell, contract to sell, pledge, transfer, assign or otherwise dispose of (including, without limitation, by making any short sale, engage in any hedging, monetization or derivative transaction) or file (or participate in the filing of) a registration statement, prospectus or other Canadian securities offering document, with the U.S. Securities and Exchange Commission or any Canadian Regulator (the “Commissions”) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commissions promulgated thereunder with respect to, any Common Stock or any other securities of the Company that are substantially similar to Common Stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock or any other securities of the Company that are substantially similar to Common Stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, whether any such transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii). The foregoing sentence shall not apply to (a) transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock disposed of as bona fide gifts, (b) transactions by the undersigned relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Offering, (c) entry into written trading plans for the sale or other disposition by the undersigned of Common Stock for purposes of complying with Rule 10b5-1 of the Exchange Act (“10b5-1 Plans”), provided that no sales or other distributions pursuant to such newly established 10b5-1 Plan may occur until the expiration of the Lock-Up Period, (d) sale of shares of Common Stock pursuant to 10b5-1 Plans existing as of the date of the Underwriting Agreement, (e) transfers by the undersigned of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a result of testate, intestate succession or bona fide estate planning, (f) transfers by the undersigned to a trust, partnership, limited liability company or other entity, the majority of the beneficial interests of which are held, directly or indirectly, by the undersigned, (g) distributions by the undersigned of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to limited partners or stockholders of the undersigned and (h) the exercise of an option or warrant or the conversion of a security outstanding on the date of this Lock-up Agreement by the undersigned pursuant to the Company’s stock option and stock purchase plans; provided that in the case of any such permitted transfer or distribution pursuant to clause (a), (e), (f) or (g), each transferee or distributee shall sign and deliver a lock-up letter substantially in the form of this Lock-Up Agreement.

The undersigned further agrees that during the Lock-Up Period, the undersigned will not, without the prior written consent of Cantor Fitzgerald Canada Corporation, make any demand for, or exercise any right with respect to, the registration (or equivalent) of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock or any such securities.

The undersigned hereby confirms that the undersigned has not, directly or indirectly, taken, and hereby covenants that the undersigned will not, directly or indirectly, take, any action designed, or which has constituted or will constitute or might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the shares of Common Stock. The undersigned hereby authorizes the Company and its transfer agent, during the Lock-Up Period, to decline the transfer of or to note stop transfer restrictions on the stock register and other records relating to shares of Common Stock or other securities subject to this Lock-Up Agreement.

This Lock-Up Agreement constitutes the entire agreement and understanding between and among the parties with respect to the subject matter of this Lock-Up Agreement and supersedes any prior agreement, representation or understanding with respect to such subject matter.

This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario applicable to contracts made and performed within the Province of Ontario.

* * *

If (a) the Company notifies you in writing that it does not intend to proceed with the Offering, or (b) for any reason the Underwriting Agreement shall be terminated prior to the “time of purchase” (as defined in the Underwriting Agreement), this Lock-Up Agreement shall be terminated and the undersigned shall be released from its obligations hereunder.

[Signature Page to Follow]

EXHIBIT C

Subsidiaries

10393444 Canada Inc.

Lexam VG Gold Inc.

Pangea Resources Inc.

Compania Minera Pangea S.A. de C.V

Nevada Pacific Gold (US) Inc.

NPG US LLC

Ticup LLC

McEwen Mining Nevada Inc.

Golden Pick LLC

WKGUS LLC

McEwen Mining Alberta ULC

McEwen Mining Minera Andes Acquisition Corp

Minera Andes Inc.

International Copper ULC

International Copper Mining Inc.

Los Azules Mining Inc.

San Juan Copper Inc.

Andes Corporation Minera SRL

Minera Andes Mining Inc.

Minera Andes Santa Cruz Inc.

Latin America Exploration Inc.

Minera Andes SA

Minera Santa Cruz SA